Exhibit 10.1

January 7, 2008

To:       Patrick Johnson

Per the Pro-Dex Board of Director’s compensation committee’s approval on December 4, 2007, your employment agreement of October 16, 2006 is amended by increasing the bi-weekly salary to $8,076.92, which equals $210,000 per year as of the first payroll period in 2008, to be paid on or about January 17, 2008.

/s/ Mark Murphy

Mark Murphy

Chief Executive Officer

Pro-Dex